Draft of 12/20/96
IXION

     Consulting Agreement

This Consulting Agreement (the "Agreement"), dated December , 1996, is between Ixion Biotechnology, Inc., a Delaware corporation with offices at 12085 Research Drive, Alachua, Florida, 32615 ("Ixion," the "Company," or
"we") and Brandywine Consultants, Inc., a               corporation with
offices at 542 Blackhorse Road, Chester Springs, PA 19425 ("Brandywine").

1. Brandywine will perform such consulting services as Ixion may request during the term of this Agreement in connection the strategic planning and execution of Ixion's drug and device development efforts including the following:

  Preparation of the Drug Development Plan.
  Evaluation of needs and capabilities for each product/program. Assistance and advice regarding research and development priorities relating to each candidate product.
  Cost analysis with respect to outsourcing vs. internalization of specific activities such as analysis and manufacture of candidate products.
  Assessment of potential alternatives for the analysis, characterization, and manufacture of candidate products to achieve the most cost effective strategies not compromising product or program quality.
  Development of timelines and budgets for product development and clinical/approval studies for candidate products.
  Assist in corporate development and financing.
  Representation of Ixion at relevant tade shows, scientific meetings, etc., upon prior request.
  Prepare for, attend, present, and be responsible for regulatory meetings.
  Serve as the Responsible Head with respect to the regulation of Ixion products and the compliance of Ixion with current Good Manufacturing Practices and other relevant regulations.
  Prepare Ixion's Master Plan.


2. In full compensation for Brandywine's services and agreements hereunder, Ixion will pay up to $5,000 per month, payable within 10 business days of the receipt of an invoice. Invoices will be sent monthly in accordance with Ixion's Billing Policy and Procedure. Brandywine will devote not less than xxxx hours per month to the Ixion engagement. In addition, Ixion will reimburse Brandywine for all reasonable traveling and living expenses incurred while a Brandywine associate is away from his or her normal regular place of business at our request and are engaged in the performance of services for us under this Agreement. Brandywine will submit invoices promptly showing any disbursements for reasonable and necessary expenses incurred on this engagement. Expenses which would be reasonably expected to exceed $1,000.00 shall be reported to Ixion by Brandywine in advance of any expense commitment.

3. The manner in which Brandywine render services to us will be within its sole control and discretion.

4. Brandywine will observe our rules, policies, and regulations with respect to scientific and other conduct and the health, safety, and protection of persons and property, while on our premises or performing services under this Agreement. Brandywine will comply with all governmental laws, ordinances, rules and regulations applicable to Brandywine's services hereunder, or to the performance thereof.

5. All patentable and unpatentable inventions, discoveries, intellectual property and ideas, which are made, conceived, or written by Brandywine during the term of this Agreement and arising out of work and services performed under this Agreement, shall be our sole and exclusive property throughout the world. Promptly upon conception of such invention, discovery, or idea, Brandywine will disclose it to us, and we shall have full power and authority to file and prosecute patent applications throughout the world thereon and to procure and maintain patents thereon. Brandywine shall, at our request and expense, execute documents and perform such acts as our counsel may deem advisable, to confirm in us all right, title, and interest throughout the world, in and to, such invention, discovery, or idea, and all patent applications, patents, and copyrights thereon, and to enable and assist us in procuring, maintaining, enforcing and defending patents, petty patents, copyrights, and other applicable statutory protection throughout the world on any such invention, discovery, or idea which may be patentable or copyrightable.

6. All information and know-how which Brandywine in any way obtain from us and all inventions, discoveries, and ideas which shall become our property pursuant to paragraph 5 hereof, shall be held secret and confidential by Brandywine and shall not be used or revealed by Brandywine unless, until, and to the extent we shall consent thereto in writing, or such information, know-how, inventions, discoveries, and ideas are generally available to the public through no action or inaction of Brandywine's.

7. Brandywine will not disclose to us any knowledge, information, inventions, discoveries, or ideas which Brandywine possess under an obligation of secrecy to a third party.

8. Brandywine do not have any express or implied obligation to a third party which in any way conflicts with any of Brandywine's obligations under this Agreement.

9. It is understood that we will have the royalty-free and unrestricted right to use and disclose to third parties, any unpatented information, know-how, inventions, discoveries, and ideas disclosed to us by Brandywine in the course of Brandywine's services under this Agreement.

10. All written information, drawings, documents, and materials prepared by Brandywine in the course of Brandywine's service hereunder shall be our sole and exclusive property, and will be delivered to us by Brandywine promptly after expiration or termination of this Agreement, together with all written information, drawings, documents, and materials, if any, furnished by us to Brandywine in connection with Brandywine's services hereunder and not consumed by Brandywine in the performance of such services.

11. Brandywine assume all risk and liability for loss of, or damage to, Brandywine's property, and for personal injury, sickness and/or disease, including death resulting therefrom, sustained by Brandywine, if or where such loss or damage is incurred or such injury, sickness, or disease is sustained, in connection with the presence of a Brandywine consultant on our property and/or any services hereunder, unless caused by our negligence or the negligence of our employees or agents.

12. During the period of this Agreement, and for the two years thereafter, Brandywine will not, directly or indirectly, engage in any business which is substantially competitive with any business then actively being conducted by us, or known to Brandywine to be contemplated by us in the near future, nor will Brandywine consult with or advise any such directly competitive business or otherwise, directly or indirectly, engage in any activity which is substantially competitive with or in any way adversely affects any material activity of ours.

13. The term of this Agreement shall commence on December xx, 1996, and shall terminate upon thirty days notice by either party, unless sooner terminated in accordance with the terms of this Agreement.

14. The provisions of paragraphs 5, 6, 9, 10, and 11 shall survive and continue after expiration or termination of this Agreement.

15. Any assignment by Brandywine of this Agreement or of any of the rights or obligations hereunder, without our written consent, shall be void. No modifications of this Agreement or waiver of any of the terms or conditions contained hereunder shall be binding unless in writing and signed by both parties. This Agreement shall be governed by the laws of the State of Florida.

IN WITNESS THEREOF, the parties have signed this Agreement as of the date first above mentioned.

Ixion Biotechnology, Inc.                    Brandywine Consultants, Inc.



By                                            By

Weaver H. Gaines                              Stephen W. Maddock, Ph.D.
Chairman and Chief Executive Officer          President








consult.bci